Immediate Release:                  Company Contact:
-----------------                   ---------------
May 10, 2004                        Nancy C. Broadbent
                                    Chief Financial Officer
                                    (215) 579-7388




      CollaGenex Pharmaceuticals Identifies Application for Generic Form of
                      Periostat on Illinois Drug Formulary


Newtown, PA, May 10, 2004 - CollaGenex Pharmaceuticals, Inc. (Nasdaq: CGPI) today announced that it had identified an application by IVAX Corporation to list a generic form of Periostat(R) (doxycycline hyclate) 20mg tablets on the Illinois Drug Formulary. The application was filed on April 8, 2004 and was listed on the Illinois Drug Formulary on May 7, 2004.

            IVAX's generic form of Periostat has not been approved by the United States Food and Drug Administration (FDA). A preliminary injunction was entered in July 2003 that prevents FDA from approving Abbreviated New Drug Applications (ANDAs) for generic versions of Periostat until the Court has finally resolved the issue of whether FDA should have classified Periostat as an antibiotic. The Court's ruling on this issue is not expected to occur until early 2005.

      "We have an issued and valid patent covering Periostat until 2007, and we intend to vigorously assert our patent and other legal rights to protect our Periostat franchise," said Colin Stewart, president and chief executive officer of CollaGenex. "The preliminary injunction against the FDA prevents approval of any ANDA for a generic form of Periostat until the Court resolves our case on the merits. Meanwhile, we will pursue all other legal remedies available to us."

            CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the Company's professional dental pharmaceutical sales force markets Periostat, which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues, and by enhancing bone protein synthesis. The dental sales force also promotes Atridox(R), Atrisorb FreeFlow(R) and Atrisorb-D FreeFlow(R), Atrix Laboratories, Inc.'s products for the treatment of adult periodontitis, to the dental market. The Company's professional dermatology sales force markets Pandel(R), a prescription topical corticosteriod licensed from Altana, Inc.

      Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat(R) may be applicable to other diseases involving inflammation and/or destruction of the body's connective tissues, including acne, rosacea, meibomianitis and cancer metastases, among others. CollaGenex is further evaluating Periostat(R), as well as the new IMPACS(R) compounds, to assess whether they are safe and effective in these applications. In addition, CollaGenex has licensed the Restoraderm(R)
technology, a unique, proprietary dermal drug delivery system, in order to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

      To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

      This press release contains forward-looking statements that involve risks and uncertainties. Our business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of CollaGenex's sales and marketing plans for Periostat and other products that we market, risks associated with our arrangement with Mutual, risks inherent in research and development activities, risks associated with enforcement of our intellectual property rights, risks that the FDA will approve products that will compete with and limit the market for Periostat, risks relating to our litigation with the FDA, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development. CollaGenex's success depends to a large degree upon the market acceptance of Periostat by periodontists, dental practitioners, other health care providers, patients and insurance companies and the success of our dermatology product candidates. There can be no assurance that CollaGenex's product candidates (other than the FDA's approval of Periostat for marketing in the United States, the United Kingdom Medicines Control Agency's approval of Periostat for marketing in the United Kingdom and Periostat's marketing approval in Austria, Finland, Switzerland, Ireland, Israel, Italy, Luxembourg, the Netherlands, Portugal and Canada) will be approved by any regulatory authority for marketing in any jurisdiction or, if approved, that any such products will be successfully commercialized by CollaGenex. In addition, there can be no assurance that CollaGenex will successfully promote Pandel, Atridox, Atrisorb-FreeFlow or Atrisorb-D. As a result of such risks and those risks set forth in CollaGenex's filings with the Securities and Exchange Commission, CollaGenex's actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Periostat(R),   IMPACS(R),   Metastat(R)  and   Restoraderm(R)   are  registered
trademarks of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Pandel(R) is a trademark of Taisho Pharmaceuticals.

Atridox(R), Atrisorb(R) and Atrisorb-D(R) are registered trademarks of Atrix Laboratories, Inc.




                                     ###